Exhibit 1.01

Conflict Minerals Report of China Yuchai International Limited

For the Year Ended December 31, 2016

This is the Conflict Minerals Report (“Report”) of China Yuchai International Limited (“CYI”) for the year ended December 31, 2016 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”). The Rule was adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to implement reporting and disclosure requirements on all SEC registrants (including foreign issuers) about the use of specified “conflict minerals” emanating from the Democratic Republic of Congo and nine adjoining countries (collectively, the “Covered Countries”), in their products.

The terms used in this Report are as defined in Rule 13p-1, Form Statutory Declaration (“Form SD”) and the 1934 Act Release No. 34-67716 unless otherwise defined herein.

This Report prepared by the management of CYI includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated. CYI engaged the services of an independent third party (“Advisor”) to advice on the implementation of the Rule across the CYI Group. This Report has not been subject to an independent private sector audit (“IPSA”).

A. Company and Product Overview

CYI, through its main operating subsidiary, is one of the largest engine manufacturers in China. It engages in the manufacture, assembly, and sale of a wide variety of light-, medium- and heavy-duty engines for trucks, buses, passenger vehicles, construction equipment, marine and agriculture applications in China. It also produces engines for diesel power generators. The engines produced range from diesel to natural gas and hybrid engines over 10 engine platforms. A listing of the engine models produced in financial year 2016 is set out in Schedule 1 of this Report.

CYI manufactures the engine blocks, cylinder heads, crankshaft, camshaft and certain other key parts of the engines with the remaining engine parts supplied by third party suppliers. It purchases raw materials, principally scrap steel and cast iron, from domestic suppliers and certain engine components such as the electronic combustion system and its software, and the exhaust after-treatment system are imported from foreign suppliers. In addition, different alloys and additives such as tin, zinc, magnesium, and manganese are utilized during the manufacturing process. Further to the conduct of an analysis of our engine products manufactured in financial year 2016, we concluded in good faith that certain minerals such as tantalum, tin, tungsten and gold (“3TGs”), which are necessary to the functionality or production of our engines, are used in the manufacturing process.

B. Reasonable Country of Origin Inquiry (“RCOI”)

We conducted an RCOI of our suppliers using Version 4.20 of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative Conflict Mineral Reporting Template (“CMRT”), to determine whether any of the 3TGs supplied for use in the manufacture of our engines in financial year 2016 that are not from recycled or scrap sources originated in the Covered Countries. The RCOI requested our suppliers to obtain information through their supply chain regarding the country of origin of 3TGs used, and smelters and refiners used in the supply of materials to CYI. In order to make this inquiry as complete as possible, our suppliers were requested to send the same CMRT to their suppliers (direct and indirect) and, based on the responses received, complete their CMRT. We sent the CMRT to a total of 155 suppliers and as of March 27, 2017, we received 146 responses to the RCOI using the CMRT or provided on company letterhead. There were 138 suppliers who have confirmed that the products they supply to us are DRC Conflict-Free. Seventeen suppliers either failed to provide complete responses or did not provide any response to the CMRT.

We rely, to a large extent, on our suppliers in the RCOI who are similarly reliant upon information provided by their own suppliers. As a result, certain information provided may have been inaccurate or incomplete and hence subject to further verification.

C. Due Diligence Program

CYI designed its due diligence measures to conform to the 3rd Edition of the Organization of Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

A summary of the due diligence measures that we undertook in order to comply with the Rule were:

1.	Establish strong company management systems

(a)	Established an internal interdisciplinary team of personnel from various departments, namely purchasing, procurement, research & development, technical, operations and legal providing regular updates to our management and Board of Directors;

(b)	Instituted regular meetings commencing in October 2016 with our Advisor in relation to the continued implementation of the Rule including advising on a system for the conduct of the RCOI, the requisite elements of a risk management framework and processes to be instituted and disclosure requirements of the Report covering financial year 2016;

(c)	Documented and maintained records of the due diligence measures undertaken and minutes of all monthly meetings with our Advisor;

(d)	We reviewed our existing Conflict Minerals Policy Statement setting out our position on the Rule, which is publicly available at the following link on our website (http://investor.cyilimited.com/phoenix.zhtml?c=87828&p=irol-govhighlights) in both English and Chinese as well as in Chinese on the website of our main operating subsidiary (which can be located at http://www.yuchaidiesel.com/news/2302.htm) and did not deem it necessary to amend the Policy Statement; and

(e)	In continuation of the process to adopt a Conflict Minerals Investigation and Management Regulation documenting the entire process flow of the RCOI and due diligence program within our main operating subsidiary, we standardized, embedded and operationalized the process flow which includes the scope of work to be performed, specific areas of responsibilities and stated timelines.

2.	Identify and assess risks in the supply chain

(a)	Identified direct suppliers that supply 3TGs or products that may contain 3TGs;

(b)	Conducted a supply chain inquiry using version 4.20 of the CMRT requesting our suppliers to identify their sub-suppliers, smelters and the country of origin of the 3TGs that are used in our engine products and complete the CMRT within a specified timeframe;

(c)	A cover letter accompanying the CMRT explaining the Rule, how to complete the CMRT together with an example of how the CMRT should be completed, and a number to call in the event of any inquiries, was sent to our suppliers; and

(d)	Followed up on a regular basis with suppliers who provided inconsistent, incomplete or inaccurate responses and sent reminders to suppliers who failed to respond to our CMRT request within the given timeline.

3.	Design and implement a strategy to respond to identified risks

We identified and considered the risks arising from our due diligence measures and communicated our findings and steps taken to mitigate the risks to our management and Board of Directors.

4.	Carry out independent third-party audit of smelter/ refiner’s due diligence practices

We do not have direct relationships with any mines, smelters or refiners of 3TGs which may be present in our supply chain and do not perform direct audits of such entities.

5.	Report on supply chain due diligence

In preparation for any IPSA that may be required to be conducted and in our efforts to follow the OECD Guidance, we determined that requesting information from our suppliers using the CMRT represents the most reasonable effort in the due diligence process on the source and chain of custody of any 3TGs. Any such IPSA will be posted as part of our SEC filings and on our website.

D. Future steps towards compliance with the Rule

In the next compliance period covering the year 2017, we will continue to engage our suppliers to obtain current, accurate, and complete information about their smelters and refiners through their supply chain.

Schedule 1

The schedule below lists the engine models by application produced by us in financial year 2016.

Trucks

YC4D, YC4E, YC4FA, YC4FQ, YC4DN, YC4S, YC6A, YC6J, YC6JN, YC6K, YC6K13, YC6KN, YC6L YC6MK, YC6MKN, YC6LN.

Bus

YC6MK, YC6MKN, YC6L, YC6J, YC6JN, YC6G, YC6GN, YC6LN, YG6A, YC4G, YC4GN, YC4E, YC4EG, YC4D, YC4DN, YC4FA, YC4FQ, YC4S

Construction

YC4A, YC4D, C4DN, YC4F, YC4G, YC4GN, YC6B, YC6J, YC6JN, YC6G, YC6L, YC6LN, YC6MK, YC6A

Agriculture

YC4A, YC4FA, YC6A, YC6B, YC4D, YC6J, YC6L

Marine

YC4D, YC4GF, YC4FA, AYC6A/6B, YC6T, YC6TD, YC6C, YC6CL, YC6CD, YC12VC, YC6MK

Generator-Drive

YC4R, YC4FA, YC4F, YC4D, YC6A, YC6G, YC6L, YC6LN, YC6MK, YC6MJ, YC6T, YC6C, YC6CL, YC12VC, YC16VC, YC6MKN, YC6K, YC6KN

Light-Duty Vehicle

YC4W, YC4Y, YC4FB

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